THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of February 13, 2008, by and between SUNPOWER CORPORATION, a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of July 13, 2007, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.           The maximum principal amount available under the Letter of Credit Subfeature of the Line of Credit is hereby increased from $40,000,000.00 to $50,000,000.00.  Section 1.1(b) (entitled “Letter of Credit Subfeature”) is hereby deemed amended accordingly.

2.           Borrower agrees that the terms of the Waiver Agreement dated as of January 18, 2008 remain in full force and effect.  Without limiting the generality of the foregoing, it is understood and agreed that all of Borrower’s Secured Obligations (as defined in said Waiver Agreement) are and shall remain secured pursuant to the terms of the Security Agreement (Deposit Account) dated as of July 13, 2007, as amended by the terms of said Waiver Agreement.  Borrower shall, as a condition to each advance under the Line of Credit and the issuance of each Letter of Credit or Subfeature Letter of Credit, cause the amount maintained in the deposit account described in the Security Agreement to be equal to or greater than 100% of the aggregate amount of such Secured Obligations (after giving effect to the proposed advance, Letter of Credit or Subfeature Letter of Credit).

3.           Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

4.           Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

SUNPOWER CORPORATION	WELLS FARGO BANK,
NATIONAL ASSOCIATION

By: /s/ Emmanuel T. Hernandez	/s/ Matthew A. Servatius
Emmanuel T. Hernandez	Matthew A. Servatius
Chief Financial Officer	Vice President

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